CUSIP No. 268443 10 8                                             Page 1 of 17


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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               AMENDMENT No. 4 to
                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

-------------------------------------------------------------------------------
                                EFTC CORPORATION
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  268443 10 8
                                  -----------
                                 (CUSIP Number)

                              Jeffrey W. Goettman
                          Thayer-BLUM Funding, L.L.C.
                         1455 Pennsylvania Avenue, N.W.
                            Washington, D.C.  20004
                                 (202) 371-0150

                                with a copy to:

    Eric A. Stern, Esq.                           Murray A. Indick, Esq.
     Latham & Watkins                           Thayer-BLUM Funding, L.L.C.
 555 Eleventh Street, N.W.                         909 Montgomery Street
        Suite 1000                                       Suite 400
  Washington, D.C.  20004                         San Francisco, CA 94133
      (202) 637-2200                                  (415) 434-1111

-------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  May 31, 2001
                                  ------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

CUSIP No. 268443 10 8                                             Page 2 of 17

             1               NAME OF REPORTING PERSON                   THAYER-BLUM FUNDING, L.L.C.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON    52-2265389
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          OO
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
   BENEFICIALLY OWNED BY                   37,851,343
      EACH REPORTING       ------------------------------------------------------------------------------
       PERSON WITH                      9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                     OO (LIMITED LIABILITY COMPANY)
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 3 of 17

             1               NAME OF REPORTING PERSON                   THAYER EQUITY INVESTORS IV, L.P.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         52-2128525
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          WC
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
    BENEFICIALLY OWNED                     37,851,343
    BY EACH REPORTING      ------------------------------------------------------------------------------
      PERSON WITH                       9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        PN
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 4 of 17

             1               NAME OF REPORTING PERSON                 TC EQUITY PARTNERS IV, L.L.C.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         52-2121904
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
    BENEFICIALLY OWNED                     37,851,343
    BY EACH REPORTING      ------------------------------------------------------------------------------
       PERSON WITH                      9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        OO  (LIMITED LIABILITY
                             COMPANY)
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 5 of 17

             1               NAME OF REPORTING PERSON                 TC MANUFACTURING HOLDINGS, L.L.C.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          WC
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
    BENEFICIALLY OWNED                     37,851,343
    BY EACH REPORTING      ------------------------------------------------------------------------------
      PERSON WITH                      9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                    OO  (LIMITED LIABILITY COMPANY)
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 6 of 17


             1               NAME OF REPORTING PERSON                 TC CO-INVESTORS IV, LLC

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         52-2139964
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                               SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
    BENEFICIALLY OWNED                     37,851,343
    BY EACH REPORTING      ------------------------------------------------------------------------------
      PERSON WITH                       9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                    OO  (LIMITED LIABILITY COMPANY)
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 7 of 17


             1               NAME OF REPORTING PERSON                 TC MANAGEMENT PARTNERS IV, L.L.C.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         52-2121901
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
     BENEFICIALLY OWNED                    37,851,343
     BY EACH REPORTING     ------------------------------------------------------------------------------
       PERSON WITH                      9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                    OO  (LIMITED LIABILITY COMPANY)
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 8 of 17

             1               NAME OF REPORTING PERSON                 FREDERIC V. MALEK

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        USA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
    BENEFICIALLY OWNED                     37,851,343
     BY EACH REPORTING     ------------------------------------------------------------------------------
        PERSON WITH                     9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        IN
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 9 of 17


             1               NAME OF REPORTING PERSON                 CARL J. RICKERTSEN

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        USA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
    BENEFICIALLY OWNED                     37,851,343
    BY EACH REPORTING      ------------------------------------------------------------------------------
      PERSON WITH                       9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        IN
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 10 of 17


             1               NAME OF REPORTING PERSON                 JEFFREY W. GOETTMAN

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        USA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
    BENEFICIALLY OWNED                     37,851,343
    BY EACH REPORTING      ------------------------------------------------------------------------------
       PERSON WITH                      9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        IN
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 11 of 17


             1               NAME OF REPORTING PERSON                 DANIEL M. DICKINSON

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          SEE ITEM 3.
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        USA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
    BENEFICIALLY OWNED                     37,851,343
    BY EACH REPORTING      ------------------------------------------------------------------------------
      PERSON WITH                       9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,636,077
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        IN
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 12 of 17


             1               NAME OF REPORTING PERSON                   RCBA STRATEGIC PARTNERS, L.P.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         94-3303833
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          WC
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
    BENEFICIALLY OWNED                     37,851,343
    BY EACH REPORTING      ------------------------------------------------------------------------------
       PERSON WITH                      9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        PN
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 13 of 17


             1               NAME OF REPORTING PERSON                   RCBA GP, L.L.C.

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         94-3303831
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          WC
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        DELAWARE
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
    BENEFICIALLY OWNED                     37,851,343
    BY EACH REPORTING      ------------------------------------------------------------------------------
      PERSON WITH                       9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                     OO (LIMITED LIABILITY COMPANY)
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                             Page 14 of 17

             1               NAME OF REPORTING PERSON                   RICHARD C. BLUM

                             SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------------------------------------------------------------------------------------------------
             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [X]     (b)
---------------------------------------------------------------------------------------------------------
             3               SEC USE ONLY
---------------------------------------------------------------------------------------------------------
             4               SOURCE OF FUNDS                                          PF
---------------------------------------------------------------------------------------------------------
             5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                             IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [_]
---------------------------------------------------------------------------------------------------------
             6               CITIZENSHIP OR PLACE OF ORGANIZATION                        USA
---------------------------------------------------------------------------------------------------------

                                        7  SOLE VOTING POWER
                           ------------------------------------------------------------------------------
     NUMBER OF SHARES                   8  SHARED VOTING POWER
    BENEFICIALLY OWNED                     37,851,343
    BY EACH REPORTING      ------------------------------------------------------------------------------
      PERSON WITH                       9  SOLE DISPOSITIVE POWER
                           ------------------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER
                                           37,851,343
---------------------------------------------------------------------------------------------------------
            11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             37,851,343
---------------------------------------------------------------------------------------------------------
            12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------
            13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             78.52%
---------------------------------------------------------------------------------------------------------
            14               TYPE OF REPORTING PERSON*                        IN
---------------------------------------------------------------------------------------------------------

CUSIP No. 268443 10 8                                           Page 15 of 17

          Item 1 of the Amended Schedule 13D is hereby amended and supplemented by adding the following after the last paragraph:

          The number of shares reported in this Amendment No. 4 reflects an increase of 215,266 shares over those reported in Amendment No. 3, from 37,636,077 to 37,851,343. The increase reflects (i) accumulated interest on the Convertible Notes from May 2, 2001 until the date hereof, and (ii) accumulated dividends on the Series B Preferred Stock from May 2, 2001 until the date hereof. The Convertible Notes were converted into 23,763,349 shares of Common Stock on the date hereof and the Series B Preferred Stock was converted into 8,462,994 shares of Common Stock on the date hereof. The total amount of Common Stock after conversion is 37,851,343.

          Item 4(a) of the Amended Schedule 13D is hereby amended and supplemented by adding the following after the last paragraph:

          On May 31, 2001, in connection with the Amended and Restated Merger Agreement, dated as of May 3, 2001, by and among the Company, K*TEC, TBF II and Parent, and pursuant to the Amended and Restated Stockholder Agreement, dated as of May 3, 2001, by and among Purchaser, TBF III, and Parent, Purchaser has converted its Convertible Note into Common Stock of the Company and converted all shares of EFTC Series B Convertible Preferred Stock into Common Stock of the Company.

          Item 5(a) of the Amended Schedule 13D is hereby amended and supplemented to read in its entirety:

(a) The Reporting Persons listed in Item 2 above may be deemed to be members in a group, in which case the Reporting Persons would be deemed to have beneficial ownership of 37,851,343 shares of Common Stock which account for 78.52% of the Common Stock outstanding.

CUSIP No. 268443 10 8                                           Page 16 of 17

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  June 4, 2001

                                    THAYER-BLUM FUNDING, L.L.C.

                                    By:
                                    Name:  Jeffrey W. Goettman
                                    Title: Authorized Person

                                    THAYER EQUITY INVESTORS IV, L.P.

                                    By:  TC Equity Partners IV, L.L.C., its
                                         General Partner

                                    By:  /s/ Barry E. Johnson
                                         ----------------------------------
                                         Barry E. Johnson, Attorney-in-Fact

                                    TC EQUITY PARTNERS IV, L.L.C.

                                    By:  /s/ Barry E. Johnson
                                         ----------------------------------
                                         Barry E. Johnson, Attorney-in-Fact

                                    TC MANUFACTURING HOLDINGS, L.L.C.

                                    By:  TC Co-Investors IV, LLC, its
                                         Managing Member

                                    By:  TC Management IV, L.L.C., its
                                         Managing Member

                                    By:  /s/ Barry E. Johnson
                                         ----------------------------------
                                         Barry E. Johnson, Attorney-in-Fact

                                    TC CO-INVESTORS IV, LLC

                                    By:  TC Management Partners IV, L.L.C.,
                                         its Managing Member

                                    By:  /s/ Barry E. Johnson
                                         ----------------------------------
                                         Barry E. Johnson, Attorney-in-Fact

CUSIP No. 268443 10 8                                           Page 17 of 17


                                    TC MANAGEMENT PARTNERS IV, L.L.C.

                                    By:  /s/ Barry E. Johnson
                                         ----------------------------------
                                         Barry E. Johnson, Attorney-in-Fact

                                    FREDERIC V. MALEK

                                    By:  /s/ Barry E. Johnson
                                         ----------------------------------
                                         Barry E. Johnson, Attorney in Fact

                                    CARL J. RICKERTSEN

                                    By:   /s/ Barry E. Johnson
                                         ----------------------------------
                                         Barry E. Johnson, Attorney in Fact


                                    JEFFREY W. GOETTMAN

                                    By:   /s/ Barry E. Johnson
                                         ----------------------------------
                                         Barry E. Johnson, Attorney in Fact


                                    DANIEL M. DICKINSON

                                    By:   /s/ Barry E. Johnson
                                         ----------------------------------
                                         Barry E. Johnson, Attorney in Fact


                                    RCBA STRATEGIC PARTNERS, L.P.

                                    By:   RCBA GP, L.L.C., its General Partner

                                    By:   /s/ Murray A. Indick
                                         ----------------------------------
                                         Murray A. Indick, Member

                                    RCBA GP, L.L.C.

                                    By:    /s/ Murray A. Indick
                                         ----------------------------------
                                         Murray A. Indick, Member

                                    RICHARD C. BLUM

                                    By:    /s/ Murray A. Indick
                                         ----------------------------------
                                         Murray A. Indick, Attorney-in-Fact